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                                                                      Exhibit 23

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statement (No. 333-59605) on Form S-8 of Lenox Bancorp, Inc. pertaining to the 1997 Incentive Plan of our report dated February 11, 2002, relating to the consolidated balance sheets of Lenox Bancorp, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 2001.


                                    /s/ Clark, Schaefer, Hackett & Co.

                                    Clark, Schaefer, Hackett & Co.


Cincinnati, Ohio
March 26, 2002